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Exhibit 99.1

FOR IMMEDIATE RELEASE                                                     #02-01

Contact:  Bill Solomon
          Vice President, Chief Financial Officer
          Telephone: (972) 858-6025 ext. 113
          Fax: (972) 858-6023
          wwsolomon@aol.com

           EarthCare Company Announces Filing for Voluntary Bankruptcy

Dallas, TX, April 11, 2002 - EarthCare Company (OTC Bulletin Board: ECCO.OB) today announced that EarthCare and its operating subsidiaries have filed for voluntary bankruptcy under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Texas, Fort Worth Division.

     The bankruptcy filing was generally the result of EarthCare Company's inability to service all of its debt obligations.

     EarthCare Company intends to continue to operate its Liquid Waste Division and its EarthLiquids division as it prepares and completes its reorganization plans. EarthCare Company has arranged for debtor-in-possession financing with its senior secured lenders in order to finance its cash flow requirements.

     EarthCare Company also announced that it does not currently intend to file its Form 10-K for the year ended December 31, 2001 and that it currently does not intend to file any further periodic reports with the Securities and Exchange Commission.

     EarthCare Company is a publicly traded company whose common stock is currently traded on the OTC Bulletin Board under the symbol "ECCO.OB". EarthCare and its subsidiaries are currently engaged in two non-hazardous waste divisions: our Liquid Waste division and our EarthLiquids division. Our Liquid Waste division, which includes components of our former EarthAmerica division, provides non-hazardous liquid waste collection, processing, treatment, disposal, bulk transportation, pumping, plumbing and maintenance services from our operating locations in New York, New Jersey and Pennsylvania. Our EarthLiquids division provides non-hazardous used oil and oily wastewater recovery and treatment services in Florida, Delaware, Louisiana, Maryland, New Jersey and Pennsylvania. EarthLiquids also sells refined oil derived from used oil and oily wastewater.

     Statements made in this press release that express EarthCare's or management's intentions, plans, beliefs, expectations or predictions of future events, including preliminary estimates of financial results and guidance for future periods, are forward-looking statements. The words "believe," "expect," "intend," "estimate," "anticipate," "will" and similar expressions are intended to further identify such forward-looking statements.